RESTATED

                    ARTICLES OF INCORPORATION

                               OF

               INTERNATIONAL ALUMINUM CORPORATION
                    a California corporation


                            ARTICLE I


             The name of this corporation shall be:
     INTERNATIONAL ALUMINUM CORPORATION


                           ARTICLE II

             The corporation elects to be governed by all of the provisions of the General Corporation Law of 1977, as amended, not otherwise applicable to it under Chapter 23 thereof.


                           ARTICLE III


             The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or practice of a profession permitted to be incorporated by the California Corporations Code.


                           ARTICLE IV

             This corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock and Common Stock. The total number of shares which this corporation shall have authority to issue is 10,500,000; the aggregate par value of all shares that are to have a par value shall be $15,000,000. The number of shares of Preferred Stock that are to have par value shall be 500,000 and the par value of each share of such class shall be $10.00. The number of shares of Common Stock that are to have a par value shall be 10,000,000 and the par value of each share of such class shall be $1.00.
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             The Preferred Stock may be issued from time to time in
     one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such resolution originally fixing the number of shares of such series.


                            ARTICLE V

             The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


                           ARTICLE VI


             The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through By-Law provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California
     Corporations Code.












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